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Exhibit 21.1

Subsidiaries of FS Energy and Power Fund

Name of Subsidiary	State of Incorporation or Organization
Berwyn Funding LLC	Delaware
Energy Funding LLC	Delaware
EP Altus Investments, LLC	Delaware
EP American Energy Investments, Inc.	Delaware
EP Burnett Investments, Inc.	Delaware
EP Synergy Investments, Inc.	Delaware
Foxfields Funding LLC	Delaware
FSEP Investments, Inc.	Delaware
FSEP Term Funding, LLC	Delaware
FSEP-BBH, Inc.	Delaware
Gladwyne Funding LLC	Delaware
Strafford Funding LLC	Delaware
Wayne Funding LLC	Delaware

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  Exhibit 21.1
Subsidiaries of FS Energy and Power Fund